Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of EQT Corporation for the registration of up to $3,868,879,000 of debt securities and to the incorporation by reference therein of our reports dated February 19, 2025, with respect to the consolidated financial statements and schedule of EQT Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of EQT Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

July 25, 2025